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Exhibit 10.23

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT, dated as of July 11, 1997, by and between Sybase, Inc., a Delaware corporation ("Company") and John Chen ("Employee").

                                    Recitals

        Sybase desires to employ Employee, and Employee desires to be employed by the Company, as a regular full-time employee on the terms and conditions set forth below.

        NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Duties. Employee shall hold the title of President and Chief Operating Officer, and shall perform such functions and duties in such capacity as designated by the Chief Executive Officer. During the term of employment, Employee shall be employed by the Company as a regular full-time employee, and shall carry out his duties and responsibilities in a diligent, competent and professional manner. For purposes of this Agreement, "Commencement Date" means the later of August 4, 1997 or the date Employee first reports for work on a full time basis at Sybase. If the Commencement Date has not occurred by August 15, 1997, Sybase may at its election terminate this Agreement and the stock options described below.

2.  Compensation.

        (a) Base Salary. Employee's initial annual base salary hereunder shall be $500,000.00, payable on a semi-monthly basis. Employee's base salary shall be subject to periodic review and adjustment from time to time in accordance with the Company's then-current policies. Currently, such review is made by the Compensation Committee of the Board of Directors on an annual basis.

        (b) Incentive Compensation. Employee shall also be eligible to participate in the Company's executive incentive program (which is the same program afforded to other senior executive officers reporting to the Chief Executive Officer) with an annual target incentive compensation equal to 50% of annual base salary. Under such plan, the amount of actual incentive compensation paid will be based on achievement of specified corporate objectives and mutually agreed upon individual objectives. Such annual incentive bonuses are paid once per year. Notwithstanding the foregoing, Employee will be paid incentive compensation for the 1997 calendar year, regardless of achievement of individual or corporate objectives, in an amount equal to the initial $250,000 annual target prorated based on the number of days in the year from and after


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the Commencement Date. For example, if the Commencement Date is August 4, 1997,
Employee's incentive compensation will be $102,739.73 (150 days/365 days X $250,000).

        (c) Benefit Plans. Employee's prior employer maintained a term life insurance, AD&D insurance and long term disability policies in the name of Employee for Employee's benefit (the "Individual Policies"). Company shall continue to maintain such Individual Policies during the term of Employee's employment and any post-termination period specified in this Agreement.

        Employee will be eligible to participate in and receive benefits under the Company's employee benefit plans and policies in effect from time to time, subject to the terms, conditions and eligibility requirements of the particular plans. Such plans may include stock benefit plans, paid vacation, paid sabbatical leave, health care, life insurance, accidental death and disability, short- and long-term disability, and/or savings plans provided by, through, or on behalf of the Company to employees in the United States. The Company may change, amend, modify or terminate any benefit plan from time to time without prior notice to Employee.

        Sybase currently offers a cafeteria style benefits program and allocates an amount ("Nautilus Benefit Allowance") to each employee for the employee to allocate to various benefits that the employee can choose between. The benefit coverages that Employee received from his prior employer are specified in that certain "Siemens Pyramid Benefit Coverage for John Chen, Chairman, President and CEO" previously provided to Mitchell Kertzman. The benefit coverages appearing on such list, excluding the Individual Policies and those under the heading "other", are referred to as the "Former Minimum Benefits". The Company shall provide employee with benefits that are at least substantially comparable to the Former Minimum Benefits (except that (i) the maximum lifetime benefit under the group medical plan will be $1,000,000 and
(ii) to the extent the employer matching contribution under the 401(k) plan is lower than under the Former Minimum Benefits, Employee shall be provided a bonus equivalent to such difference, grossed up to reflect the pretax nature of a 401(k) contribution), it being understood that the choice of benefit provider is entirely at the discretion of the Company and, that to the extent the benefits can be covered by the Nautilus Benefit Allowance, Employee will apply such allowance to them. Any cost of providing the benefits substantially comparable to the Former Minimum Benefits in excess of the Nautilus Benefit Allowance shall be the Company's expense.

        In addition, Company shall (i) reimburse employee for medical, legal, financial planning and tax preparation expenses up to an aggregate maximum of $10,000 per year (ii) permit Employee to fly first class on business trips (other aspects of travel to be consistent with Company travel policies); and
(iii) provide a car allowance of $18,000 per year.


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        Sybase employees accrue two weeks of vacation per year during each of their first two years at Sybase. In addition to those two weeks per year, Employee shall be entitled to take up to two additional weeks of paid vacation per year during each of Employee's first two years of employment.

        (d) Stock Option Grant. Employee will be granted stock options to purchase an aggregate of 500,000 shares of the Company's Common Stock pursuant to the Company's 1996 Stock Plan and/or 1988 Stock Option Plan. To the extent permitted by law and the plans, the options so granted will be granted as incentive stock options, with the balance granted as non-statutory stock options. The exercise price per share will be the closing price as quoted on NASDAQ on the date the option is granted. The options will vest as follows" 125,000 shares will vest on the Commencement Date and 1/48 of the total shares (approximately 10,416 shares) will vest each month commencing with the thirteenth month of employment following your Commencement Date through the 48th month. Subsequent option grants, if any, shall be entirely at the discretion of the Compensation Committee. It is acknowledged that the Compensation Committee's current practice is to make annual stock option grants to executive officers in connection with its annual review of executive compensation. It is also acknowledged that one guideline currently considered within the Compensation Committee's current option philosophy framework regarding option grants is to make subsequent annual grants such that the total amount of an officer's unvested shares is comparable to the options that the Company would have to then offer in order to recruit a new person into such officer's position. The foregoing guideline is only one of several factors considered by the Compensation Committee and that guideline together with any other guidelines and factors may be changed at any time.

        (e) Commencement of Benefits. The salary, incentive compensation and other benefits specified in subsections (a), (b) and (c) shall not commence or otherwise begin to accrue until the Commencement Date.

        (c) Withholding; Deductions. Unless otherwise specified herein, the Company shall make such deductions, withholdings and other payments from all sums payable to Employee which Employee requests, or which are required by law for taxes and other charges.

3. Board of Directors. The Board of Directors of the Company has authorized an increase in the number of authorized directors and has proposed that you be appointed as a director of the Company subject to your commencement of employment. It is the intention of the Board of Directors following your Commencement Date (the next currently scheduled meeting of the Board of Directors after August 4, 1997 is September 12, 1997).



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4. Nondisclosure Agreement. Concurrently with the execution of this Agreement,
Employee shall execute an Employee Nondisclosure and Assignment of Inventions Agreement in the form attached hereto ("Nondisclosure Agreement").

5. Change of Control. On the Commencement Date, Employee and the Company shall enter into a Statement of Employment Terms in the form attached hereto ("Statement of Employment Terms"). In the event that Employee's employment is terminated by the Company (or any successor thereto) at any time within eighteen months following a Change of Control (as defined in the Statement of Employment Terms), Employee shall be entitled to the severance benefits specified in such Statement of Employment Terms and shall not be entitled to severance in accordance with Section 6 below. Notwithstanding the foregoing, in the event that Section 8 of the Statement of Employment Terms would preclude acceleration of vesting of stock options, Employee shall be entitled to the continuation of the vesting stock options provided in the applicable provisions of Section 6 of this Agreement.

6. Compensation Upon Termination or Resignation.

        (a) Voluntary or For Cause. Upon termination for Cause (as defined below) or upon Employee's death, disability (as defined below) or voluntary resignation (except as provided in Section 6(c), the Company shall pay to Employee (or to his estate in the event of his death) in a lump sum all accrued unpaid compensation earned by the Employee prior to the effective date of termination. Employee's rights under the Company's benefit plans shall be determined under the provisions of those plans.

        (b) Termination by the Company Without Cause. In the event the Company terminates Employee's employment other than for Cause prior to April 1, 1999, the Company shall (i) pay to Employee the sum of 150% of the Employee's then-current annual base salary, payable in three installments (net of all applicable taxes and deductions) as follows: 50% of the amount within seven days of the date of termination, 25% on the date six months following the date of termination and 25% on the date one year following date of termination; (ii) continue to make available, at the Company's expense, the benefits specified in Section 2(c) above for a period of one year following such date of termination; and (iii) provide for the stock options granted pursuant to
Section 2(d) above to continue to vest for a period of one year following the date of termination (it being understood that such options shall become non-statutory stock options on the date ninety (90) days following such date of termination).

        (c) Termination after January 1999. In selecting Employee for the position undertaken hereunder by Employee, the Company's objective was to recruit an individual that could create a close partnership with Mitchell Kertzman in which Employee could both manage the Company's daily operations and also fill the role of the identified successor to the position of chief executive officer for succession planning


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purposes. The parties intend that at the Board of Director's first meeting in
1999 (but not later than February 15, 1999) the Board of Directors and Mitchell Kertzman, in consultation with Employee, will determine whether Employee shall be named Chief Executive Officer (reporting to Mitchell Kertzman as Chairman). If Employee is not so promoted and communicates to the Board of Directors in writing after February 15, 1999 (or, in the event the Board of Directors decides prior to February 15, 1999 that Employee will not be promoted in the future to Chief Executive Officer, the date the Board of Directors provides written communication to Employee of such decision, which will be provided in good faith) that he desires to resign as Chief Operating Officer and President to pursue his career objectives elsewhere (the "Resignation Notice"), the Company shall (A) pay to Employee an amount equal to the Employee's then-current annual base salary, payable in one installment (net of all applicable taxes and deductions) within seven days following the date of termination; (B) continue to make available, at the Company's expense, the benefits specified in Section 2(c) above for a period of one year following such date of termination and (C) provide for the stock options granted pursuant to Section 2(d) above to continue to vest for a period of one year following the date of termination (it being understood that such options shall become non-statutory options on the date ninety (90) days following such date of termination). The Company's obligations under the preceding sentence are subject to the conditions that (i) Employee agrees to continue to perform (and does perform) his duties in good faith and in a reasonably cooperative and satisfactory manner for a period of six weeks following the date of the Resignation Notice and (ii) the Resignation Notice is received not later than August 1, 1999. In the event that the Company terminates Employee without Cause after April 1, 1999, Employee shall be entitled to the amounts specified in A, B and C of this paragraph, except that the amount specified in A shall be payable, not as a lump sum, but in three installments (net of all applicable taxes and deductions) as follows: 50% of the amount within seven days of the date of termination, 25% on the date six months following the date of termination and 25% on the date one year following date of termination.

        (d) Definition of Cause. For purposes of this Agreement, "Cause" shall mean any of the following: (i) any act of personal dishonesty taken by the Employee in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) the conviction of a felony, (iii) a willful act by the Employee which constitutes gross misconduct or which the Employee intends to be or reasonably knows will be seriously injurious to the Company or the Company's reputation or employees, and (iv) Employee's willful or continued material failure to substantially perform his job duties hereunder, provided however that if such Cause is reasonably curable the Company shall not terminate Employee's employment hereunder unless the Company first gives notice of its intention to terminate and of the grounds for such termination and Employee has not within a reasonable period of not less than thirty days following receipt of such notice cured such Cause.


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        (e) Disability. "Disability" shall have the meaning ascribed to it in the Statement of Employment Terms.

        (f) Involuntary Termination. Employee shall be deemed to have been terminated by the Company other than for Cause in the event of an Involuntary Termination. "Involuntary Termination" shall mean (i) without the Employee's express written consent, the assignment to the Employee of any duties or the significant reduction of the Employee's duties, either of which is materially inconsistent with the Employee's position with the Company and responsibilities in effect immediately prior to such assignment, or the removal of the Employee form such position and responsibilities, which is not effected for Disability of for Cause; (ii) a material reduction by the Company in the base salary and/or target bonus of the Employee as in effect immediately prior to such reduction;
(iii) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced (other than a nondiscriminatory reduction affecting the Company's employees generally); or (iv) the relocation of the Employee to a facility or a location more than 75 miles from San Francisco, without the Employee's express written consent.

        (g) Breach of Nondisclosure Agreement. Notwithstanding any provisions herein to the contrary, the Company's obligations under this Section 6 to pay any severance or otherwise extend benefits or stock option vesting shall terminate immediately upon any intentional breach by Employee of the Nondisclosure Agreement.

7. No Conflict. Employee represents and warrants that execution of this Agreement and the Nondisclosure Agreement, and performance of Employee's obligations hereunder and thereunder, will not conflict with, or result in a violation or breach of any other agreement to which Employee is a party, or any judgment, order or decree to which Employee is subject.

8. Governing Law. This Agreement, shall be governed by and construed in accordance with the laws of California.

9. Entire Agreement. This Agreement, together with the Statement of Employment Terms and Nondisclosure Agreement, sets forth the entire agreement and understandings of the parties with respect to the subject matter hereof, and supersedes any other written or oral negotiations, agreements, understandings, representations or practices. Any waiver, modification or amendment of this Agreement shall be effective only if in writing and signed by the parties hereto.

10. Arbitration. Any dispute or controversy arising under or in connection with this Statement shall be settled exclusively by arbitration in Emeryville, California, in



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accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


SYBASE, INC.                                    EMPLOYEE:


By:  /s/ MITCHELL E. KERTZMAN                   /s/ JOHN S. CHEN
     ------------------------                   -------------------------------
Its: Chief Executive Officer                    Address: 328 Pheasant Run Drive
                                                Danville, CA 94506


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